                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A
                                 Amendment No. 1
                         (Amending Items 7(a) and 7(b))

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): February 1, 2001
                                                         ----------------
       (November 22, 2000)
       -------------------


                            Verso Technologies, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


    Minnesota                          0-22190                     41-1484525
--------------------------------------------------------------------------------
(State or other               (Commission File Number)          (IRS Employer
 jurisdiction of                                                 Identification
 incorporation)                                                  Number)


400 Galleria Parkway, Suite 300, Atlanta, Georgia                    30326
--------------------------------------------------------------------------------
(Address of principal executive offices)                             (Zip Code)


Registrant's telephone number, including area code:   (678) 589-3500
                                                   -----------------------------

Explanatory Note: This Amendment No. 1 on Form 8-K/A is being filed to set forth the audited financial statements of MessageClick, Inc. for the years ended December 31, 1999 and 1998 and the unaudited financial statements for the nine months ended September 30, 2000.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a) Financial Statements of Business Acquired. Included in this Current Report (See "Index to Financial Statements" attached hereto) are the consolidated financial statements of MessageClick, Inc. ("MessageClick") for the years ended December 31, 1999 and 1998, together with the notes thereto, which have been audited by the independent accounting firm of PricewaterhouseCoopers LLP, whose opinion thereon is included herein, and the unaudited financial statements of MessageClick for the nine months ended September 30, 2000 and 1999.

         (b) Pro Forma Financial Information. Included in this Current Report (See "Index to Financial Statements" attached hereto) are the following unaudited pro forma financial statements, together with the notes thereto (the "Unaudited Pro Forma Consolidated Financial Statements"):

                  (i) Unaudited pro forma condensed consolidated balance sheet as of September 30, 2000; and

                  (ii) Unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1999 and for the nine months ended September 30, 2000.

         Verso Technologies, Inc., a Minnesota corporation (the "Company") has accounted for the merger (the "Merger") of MCLICK Acquisition Corporation, a Delaware corporation and a second-tier, wholly-owned subsidiary of the Company, with and into MessageClick using purchase method accounting. The Unaudited Pro Forma Condensed Consolidated Financial Statements reflect the Merger as if it and the related debenture sale had been completed on September 30, 2000 for balance sheet purposes and on January 1, 1999 and January 1, 2000 for statement of operations purposes. The pro forma data does not purport to be indicative of the results which would actually have been reported if the Merger and debenture sale had occurred on such dates or which may be reported in the future. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical consolidated financial statements of the Company and MessageClick and the related notes thereto.

         (c)      Exhibits.

                  2.1 Agreement and Plan of Merger dated October 31, 2000 between the Company, MessageClick and MCLICK (the "Merger Agreement"). (Certain of the exhibits and schedules to the Agreement and Plan of Merger have been omitted from this Report pursuant to Item 601(b)(2) of Regulation S-K, and the Company agrees to furnish copies of such omitted exhibits and schedules supplementally to the Securities and Exchange Commission upon request).(*)

                  2.2 First Amendment to the Agreement and Plan of Merger dated November 9, 2000 between the Company, MCLICK and MessageClick.(*)

                  2.3 Second Amendment to the Agreement and Plan of Merger dated November 10, 2000 between the Company, MCLICK and MessageClick.(*)

                  4.1 Warrant issued in connection with the Merger Agreement (the form of which is included as an exhibit to Merger Agreement filed herewith).(*)

                  4.2 Registration Rights Agreement entered into in connection with the Merger Agreement (the form of which is included as an exhibit to Merger Agreement filed herewith).(*)

                  4.3 Escrow Agreement entered into in connection with the Merger Agreement (the form of which is included as an exhibit to Merger Agreement filed herewith).(*)

                  4.4 Convertible Debenture and Warrant Purchase Agreement dated October 31, 2000 between the Company and the Purchasers (the "Purchase Agreement").(*)

                  4.5 7.5% Convertible Debenture issued in connection with the Purchase Agreement (the form of which is included as an exhibit to the Purchase Agreement filed herewith).(*)

                  4.6 Warrant issued in connection with the Purchase Agreement (the form of which is included as an exhibit to the Purchase Agreement filed herewith).(*)

                  4.7 Registration Rights Agreement entered into in connection with the Purchase Agreement (the form of which is included as an exhibit to the Purchase Agreement filed herewith).(*)

                  23.1              Consent of PricewaterhouseCoopers LLP.

                  99.1              Press Release dated November 3, 2000.(*)

                  99.2              Press Release dated November 24, 2000.(*)

                  (*)      Incorporated by reference to the Current Report on
            Form 8-K filed by the Company on December 6, 2000.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    VERSO TECHNOLOGIES, INC.



                                    By: /s/ Juliet M. Reising
                                       -----------------------------------------
                                       Juliet M. Reising
                                       Executive Vice-President and Chief
                                       Financial Officer


Dated:  February 1, 2001

                                  EXHIBIT INDEX


 2.1 Agreement and Plan of Merger dated October 31, 2000 between the Company, MessageClick and MCLICK (the "Merger Agreement").(*)

 2.2 First Amendment to the Agreement and Plan of Merger dated November 9, 2000 between the Company, MCLICK and MessageClick.(*)

 2.3 Second Amendment to the Agreement and Plan of Merger dated November 10, 2000 between the Company, MCLICK and MessageClick.(*)

 4.1 Warrant issued in connection with the Merger Agreement (the form of which is included as an exhibit to Merger Agreement filed herewith).(*)

 4.2 Registration Rights Agreement entered into in connection with the Merger Agreement (the form of which is included as an exhibit to Merger Agreement filed herewith).(*)

 4.3 Escrow Agreement entered into in connection with the Merger Agreement (the form of which is included as an exhibit to Merger Agreement filed herewith).(*)

 4.4 Convertible Debenture and Warrant Purchase Agreement dated October 31, 2000 between the Company and the Purchasers (the "Purchase Agreement").(*)

 4.5 7.5% Convertible Debenture issued in connection with the Purchase Agreement (the form of which is included as an exhibit to the Purchase Agreement filed herewith).(*)

 4.6 Warrant issued in connection with the Purchase Agreement (the form of which is included as an exhibit to the Purchase Agreement filed herewith).(*)

 4.7 Registration Rights Agreement entered into in connection with the Purchase Agreement (the form of which is included as an exhibit to the Purchase Agreement filed herewith).(*)

23.1     Consent of PricewaterhouseCoopers LLP.

99.1     Press Release dated November 3, 2000.(*)

99.2     Press Release dated November 24, 2000.(*)

(*) Incorporated by reference to the Current Report on Form 8-K filed by the Company on December 6, 2000.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                                   Page
                                                                                                                   ----
Audited Financial Statements:

Report of Independent Accountants...........................................................................       F-3

Consolidated Balance Sheets as of December 31, 1999
   and 1998.................................................................................................       F-4

Consolidated Statements of Operations for the years
   ended December 31, 1999 and 1998.........................................................................       F-5

Consolidated Statements of Changes in Stockholders'
   Equity (Deficit) for the years ended December 31, 1999 and 1998..........................................       F-6

Consolidated Statements of Cash Flows for the years
   ended December 31, 1999 and 1998.........................................................................       F-7

Notes to Consolidated Financial Statements..................................................................       F-8

Unaudited Financial Statements:

Condensed Consolidated Balance Sheet as of
   September 30, 2000 (unaudited)...........................................................................       F-15

Condensed Consolidated Statements of Operations for
   the nine months ended September 30, 2000 and 1999 (unaudited)............................................       F-16

Condensed Consolidated Statements of Cash Flows for the nine months ended
   September 30, 2000 and 1999 (unaudited)..................................................................       F-17

Notes to Condensed Consolidated Financial Statements (unaudited)............................................       F-18

Unaudited Pro Forma Financial Statements:

Introduction................................................................................................       F-19

Pro forma condensed consolidated balance sheet at
   September 30, 2000 (unaudited)...........................................................................       F-20

                                                                                                                   Page
                                                                                                                   ----
Pro forma condensed consolidated statement of
   operations for the nine months ended September 30, 2000 (unaudited)......................................       F-21

Pro forma condensed consolidated statement of
   operations for the year ended December 31, 1999 (unaudited)..............................................       F-22

Notes to pro forma condensed consolidated financial information (unaudited)..................................      F-23

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
MessageClick, Inc.


In our opinion the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of MessageClick, Inc. (formerly .comFax, Inc.) at December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 1999 and 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered operating losses since inception and has a working capital deficiency of $2,258,156 as of December 31, 1999. These and other factors, as discussed in Note 1, raise substantial doubt about its ability to continue as a going concern. As such, the Company is dependent on capital infusions from existing and new investors to fund operations. Management's plans in regard to these matters are also described in
Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



PricewaterhouseCoopers LLP
New York, New York
June 8, 2000

MESSAGECLICK, INC.
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                 DECEMBER 31,
                                                                       --------------------------------
                                                                          1999                1998
ASSETS

Current assets:
  Cash and cash equivalents                                             $    981,195      $      28,123
  Account receivable, net of allowance for doubtful
    accounts of $156,813 and $25,000, respectively                           206,392            110,733
  Prepaid expenses and other current assets                                  331,343             28,337
                                                                        ------------      -------------
         TOTAL CURRENT ASSETS                                              1,518,930            167,193

Fixed assets, net                                                          3,671,459            344,789
Software license fees, net of accumulated amortization
  of $120,240 and $14,400, respectively                                      521,360             51,600
                                                                        ------------      -------------
         TOTAL ASSETS                                                   $  5,711,749      $     563,582
                                                                        ============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                      $  3,203,787      $     319,742
  Accrued expenses                                                           569,107            335,668
  Current portion of capital leases obligations                                4,192              6,070
                                                                        ------------      -------------
         TOTAL CURRENT LIABILITIES                                         3,777,086            661,480
                                                                        ------------      -------------
Capital lease obligations, net of current portion                                 --              5,150
Commitments and contingencies

Stockholders' (deficit) equity:
  Preferred stock, $.01 par value, 5,550,000 shares authorized:
    Series A convertible preferred stock, 2,516,728 and 2,057,817 shares issued and outstanding in 1999 and 1998 (liquidation preference
      of $3,775,092 and $3,086,726 at December 31, 1999 and 1998)             25,167             20,578
    Series B convertible preferred stock, 262,346 and 0 shares issued and outstanding in 1999 and 1998 (liquidation preference of
      $850,001 and $0 at December 31, 1999 and 1998)                           2,623                 --
    Series C convertible preferred stock, 2,469,135 and 0 shares issued and outstanding in 1999 and 1998 (liquidation preference of
      $7,999,997 and $0 at December 31, 1999 and 1998)                        24,691                 --
    Common Stock, $.01 par value, 9,500,000 shares authorized;
      3,084,680 and 3,064,680 shares issued and outstanding
      in 1999 and 1998                                                        30,847             30,647
Additional paid-in capital                                                12,213,250          3,188,556
Stock subscriptions receivable                                                    --            (41,506)
Accumulated deficit                                                      (10,361,915)        (3,301,323)
                                                                        ------------      -------------
        TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                               1,934,663           (103,048)
                                                                        ------------      -------------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)            $  5,711,749      $     563,582
                                                                        ============      =============



  The accompanying notes are an integral part of these consolidated financial statements.

MESSAGECLICK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------------------------------------

                                            FOR THE YEARS ENDED
                                                DECEMBER 31,
                                        -----------------------------
                                         1999              1998
Revenues                                $ 1,587,549       $   651,325

Costs and expenses:
  Cost of revenues                        2,328,153           613,086
  Research and development                  617,190           129,602
  Selling and marketing                   3,062,853           275,758
  General and administrative              2,738,465         1,328,355
                                        -----------       -----------

         LOSS FROM OPERATIONS            (7,159,112)       (1,695,476)

Interest income, net                         98,520               820
                                        -----------       -----------

         NET LOSS                       $(7,060,592)      $(1,694,656)
                                        ===========       ===========

  The accompanying notes are an integral part of these consolidated financial statements.

MESSAGECLICK, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------------------


                                    Series A Convertible      Series B Convertible      Series C Convertible
                                       Preferred Stock           Preferred Stock           Preferred Stock          Common Stock
                                    ------------- -------      -------------------      --------------------    -----------------
                                     Shares        Amount      Shares      Amount       Shares       Amount     Shares       Amount
Balance at January 1, 1998          1,199,990     $12,000         --     $   --              --   $      --      3,000,000   $30,000
Net proceeds from sale and
  issuance of preferred stock         857,827       8,578         --         --              --          --             --        --
Issuance of common stock options
  for services                             --          --         --         --              --          --             --        --
Issuance of common stock upon
  exercise of stock options                --          --         --         --              --          --         64,680       647
Net Loss                                   --          --         --         --              --          --
                                     ---------    -------    -------     ------       ---------     -------      ---------   -------

Balance at December 31, 1998         2,376,010      3,760     62,346      2,623       2,469,135      24,691             --        --

Net proceeds from sale and
  issuance of preferred stock           82,901        829         --         --              --          --             --        --

Issuance of preferred stock
  for services                          82,901        829         --         --              --          --             --        --
Issuance of common stock upon
  exercise of stock options                 --         --              --       --                  --        --      20,000     200
Net Loss                                    --         --              --       --                  --        --          --      --
                                     ---------    -------         -------   ------           ---------   -------   --------- -------
Balance at December 31, 1999         2,516,728    $25,167         262,346   $2,623           2,469,135   $24,691   3,084,680 $30,847
                                     =========    =======         =======   ======           =========   =======   ========= =======


                                                                    Stock                           Total
                                              Additional         Subscrip                       Stockholders'
                                                Paid-In            -tions     Accumulated         (Deficit)
                                                Capital          Receivable     Deficit            Equity
Balance at January 1, 1998                    $ 1,934,159       $     --      $ (1,606,667)     $   369,492
Net proceeds from sale and
  issuance of preferred stock                   1,235,354        (41,506)               --        1,202,426
Issuance of common stock options
  for services                                     19,690             --                --           19,690
Issuance of common stock upon
  exercise of stock options                          (647)            --                --               --
Net Loss                                               --             --        (1,694,656)      (1,694,656)
                                              -----------       --------      ------------      -----------
Balance at December 31, 1998                    3,188,556        (41,506)       (3,301,323)        (103,048)
Net proceeds from sale and
  issuance of preferred stock                   8,803,548         41,506                --        8,876,128
Issuance of preferred stock
  for services                                    221,346             --                --          222,175
Issuance of common stock upon
  exercise of stock options                          (200)            --                --               --
Net Loss                                               --             --        (7,060,592)      (7,060,592)
                                              -----------       --------      ------------      -----------
Balance at December 31, 1999                  $12,213,250       $     --      $(10,361,915)     $ 1,934,663
                                              ===========       ========      ============      ===========


       The accompanying notes are an integral part of these consolidated financial statements.

MESSAGECLICK, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                      FOR THE YEARS ENDED
                                                                                          DECEMBER 31,
                                                                                 ------------------------------
                                                                                     1999             1998
Cash flows from operating activities:
 Net loss                                                                        $ (7,060,592)    $ (1,694,656)
 Adjustments to reconcile net loss to net cash used by
  operating activities:
   Depreciation and amortization                                                      599,907           85,950
   Noncash compensation expense                                                            --           19,690
   Noncash promotion expense                                                          222,175               --
   Change in operating assets and liabilities:
    Accounts receivable                                                               (95,659)        (110,733)
    Prepaid expenses and other current assets                                        (303,007)         (20,000)
    Accounts payable                                                                2,884,045          218,401
    Accrued expenses                                                                  233,439          318,667
    Other current liabilities                                                              --           (8,827)
                                                                                 ------------     ------------
    NET CASH USED BY OPERATING ACTIVITIES                                          (3,519,692)      (1,191,508)
                                                                                 ------------     ------------
Cash flows from investing activities:
 Capital expenditures                                                              (4,396,337)        (259,843)
                                                                                  -----------     ------------
    NET CASH USED BY INVESTING ACTIVITIES                                          (4,396,337)        (259,843)
                                                                                 ------------     ------------
Cash flows from financing activities:
 Net proceeds from issuance of convertible preferred stock                          8,876,128        1,202,427
 Principal payments on capital lease obligations                                       (7,027)          (6,070)
                                                                                 ------------     ------------
    NET CASH PROVIDED BY FINANCING ACTIVITIES                                       8,869,101        1,196,357
                                                                                 ------------     ------------
Net increase (decrease) in cash and cash equivalents                                  953,072         (254,994)
 Cash and cash equivalents, at beginning of period                                     28,123          283,117
                                                                                 ------------     ------------
 Cash and cash equivalents, at end of period                                     $    981,195     $     28,123
                                                                                 ============     ============
Cash paid for:
 Interest                                                                               2,060            1,783
 Taxes                                                                                  2,611            1,957


              The accompanying notes are an integral part of these
                       consolidated financial statements.

MESSAGECLICK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

1.       ORGANIZATION AND BASIS OF PRESENTATION

         ORGANIZATION
         MessageClick, Inc. (formerly known as .comFax, Inc.)(the "Company"), was organized in the state of Delaware on December 19, 1996 and began operations in January 1997. The Company is an Internet Service Provider devoted specifically to outsource unified messaging solutions (UMS) integrating voice mail, faxes and e-mail to a wide range providers and corporations.

         BASIS OF PRESENTATION
         The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. Since its inception, the Company has incurred cumulative net operating losses of approximately $10.4 million through December 31, 1999 and expects to incur additional losses in completing the development and commercialization of its technologies. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations as they come due. Management is actively pursuing various options, which include securing additional equity financing and believes that sufficient funding will be available to meet its planned business objectives. The financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION
         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Victory Fax Communications, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

         CASH AND CASH EQUIVALENTS
         The Company considers all highly liquid investments purchased with an initial maturity of 90 days or less to be cash equivalents and investments with original maturities of greater than 90 days to be short-term investments.

         FIXED ASSETS
         Fixed assets are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the respective assets as follows:

            Computer hardware and software    3-5 years
            UMS development cost              3 years
            Office Equipment                  5 years
            Furniture and fixtures            7 years
            Leasehold improvement             Shorter of lease term or estimated useful life

         SOFTWARE LICENSE FEES
         Software license fees represent prepayments made for the licensing of software and are stated at cost, less accumulated amortization. Amortization is calculated using the straight-line method over the shorter of the license agreement or its estimated useful life, generally 5 years.

MESSAGECLICK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

         REVENUE RECOGNITION
         The Company recognizes revenue when the related services are rendered and collection is probable.

         RESEARCH AND DEVELOPMENT
         Research and development costs, other than software development costs, are expensed as incurred. Software development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized. Software development costs eligible for capitalization have not been significant to date.

         INCOME TAXES
         Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

         RISKS AND UNCERTAINTIES
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

         The Company's prospects are subject to risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet services. These risks include the failure to develop and implement the Company's unified messaging solutions, as well as other risks and uncertainties. In the event the company does not implement its business plan, certain assets may not be recoverable.

         FAIR VALUE OF FINANCIAL INSTRUMENTS
         The carrying value of cash and cash equivalents, accounts payable and accrued expenses approximates fair value due to the relatively short maturity of these instruments.

         ACCOUNTING FOR STOCK BASED COMPENSATION
         As permitted by SFAS No. 123, Accounting for Stock-based Compensation, the Company accounts for its stock-based compensation arrangements pursuant to APB Opinion No. 25, Accounting for Stock Issued to Employees. In accordance with the provisions of SFAS No. 123, the Company discloses the pro forma effects of accounting for these arrangements using the minimum value method to determine fair value.

         CONCENTRATIONS OF RISK AND CUSTOMER INFORMATION
         Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash, accounts receivable, and account payable. The Company generally does not require collateral and the majority of its trade receivable are unsecured.

         As of and for the year ended December 31, 1999, no customer accounted for 10% of net revenue or net account receivables.

MESSAGECLICK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


3.       FIXED ASSETS

         Fixed assets consist of the following:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 1999        1998
         Computer hardware and software.....................  $3,844,610   $274,069
         UMS development cost...............................     224,912         --
         Office equipment...................................     145,393    144,963
         Furniture and fixtures.............................      23,014     21,823
         Leasehold improvement..............................      29,662         --
                                                              ----------   --------
                                                               4,267,591    440,855
         Less: accumulated depreciation and amortization....    (596,132)   (96,066)
                                                              ----------   --------
             FIXED ASSETS, NET..............................  $3,671,459   $344,789
                                                              ==========   ========

         UMS DEVELOPMENT COSTS
         Costs incurred relating to the development of the Company's unified messaging solutions are accounted for in accordance with Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). Costs incurred during the preliminary project stage are expensed as incurred and costs incurred during the application development stage are capitalized. Amortization commences once the software is ready for its intended purpose and is amortized by the straight-line method over the estimated useful life. Included in fixed assets as of December 31, 1999, are costs capitalized for UMS development and related enhancements aggregating $224,912, which are being amortized on a straight-line basis of their estimated useful life of 3 years.

4.       COMMON STOCK AND CONVERTIBLE PREFERRED STOCK

         In May 1998, the Company's Board of Directors approved a 10-for-1 stock split of all issued and outstanding shares of the Company's preferred and common stock. All preferred stock, common stock and stock options reflected in the accompanying financial statements have been presented as if the stock split had occurred on January 1, 1998.

         In May 1999, the Company amended and restated its Certificate of Incorporation to increase the number of authorized shares of common stock and preferred stock to 9,500,000 and 5,550,000 shares, respectively.

         In October 1998, in connection with an option exercise, the Company issued an aggregate of 64,680 shares of common stock.

         In 1998, the Company sold and issued an aggregate of 857,827 shares of Series A convertible preferred stock at a price of $1.50 per share, raising gross proceeds of $1,286,741. From January to March 1999, the Company sold and issued an additional 376,010 shares of Series A convertible preferred stock at a price of $1.50 per share, raising gross proceeds of $564,015.

MESSAGECLICK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

         In April 1999, the Company had sold and issued 262,346 shares of Series B convertible preferred stock at a price of $3.24 per share, raising gross proceeds of $850,000.

         In May and June 1999, the Company sold and issued an aggregate of 2,469,135 shares of Series C convertible preferred stock at a price of $3.24 per share, raising gross proceeds of $8,000,000.

         In December 1999, in connection with a marketing agreement, the Company issued 82,901 shares of Series A convertible preferred stock in exchange for promotion services. The Company has recorded $222,175 as promotion expense based upon the fair value of the related services received.

         In 1999, the Company issued 20,000 shares of common stock as a placement fee in connection with the sale of Series A convertible preferred stock.

         In 1999, the Company issued 114,832 warrants with exercise price ranging from $1.50 to $3.00 per share as placement fees in connection with the sale for Series A, B, and C convertible preferred stock. In addition, the Company incurred cash expenses of $581,008 and $42,750 during 1999 and 1998, respectively, related to these financings.

         CONVERSION AND VOTING RIGHTS
         Each issued share of Series A, B, and C convertible preferred stock is currently convertible, in full and not in part, into one share of common stock, subject to certain antidilutive adjustments, at the option of the holder. Each share of Series A, B, and C convertible preferred stock automatically converts into common stock upon the consummation of an initial public offering of the Company's common stock or a change of control, as defined. A sufficient amount of shares of common stock have been reserved for issuance in the event of the conversion of convertible preferred stock. Each share of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which it is then convertible.

         DIVIDENDS
         In the event that the Company declares a dividend on shares of Common Stock, each share of Series A, B, and C convertible preferred stock is entitled to receive a dividend, simultaneously with and in an amount per share equal to the holders of Common Stock, equal to the number of shares of common stock into which it is convertible.

         LIQUIDATION
         In the event of liquidation, the Series A, B, and C convertible preferred shareholders are entitled to receive, prior to any distribution to any other shareholders, the greater of (i) $1.50 per Series A share, $3.24 per Series B and C share, or (ii) the amount such holders would receive if they converted the Series A, B, and C convertible preferred stock into Common Stock.

5.       INCOME TAXES

         There are no income tax assets, liabilities or income tax expense included in the financial statements. The Company has incurred losses since inception for both book and tax purposes. The Company has net operating loss carryforwards for federal and state purposes of approximately $10,000,000 and $3,300,000 in 1999 and 1998. Federal and state net operating loss carryforwards begin expiring in the years 2012 and 2015, respectively. These losses may be subject to limitation on future year's utilization should certain ownership changes occur.

MESSAGECLICK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

         Temporary differences between the financial statement and tax bases of assets and liabilities are primarily attributable to net operating loss carryforwards and capitalized costs. A full valuation allowance has been provided for the entire amount of the deferred tax assets arising from these differences as a result of management's current belief that it is more likely than not that the benefits related to such temporary differences will not be realized.

6.       EMPLOYEE BENEFITS

         1997 STOCK OPTION PLAN
         The Company's 1997 Stock Option Plan (the "1997 Option Plan") permits the grant of both "incentive stock options" designed to qualify under the Internal Revenue Code Section 422 and non-qualified stock options. Incentive stock options may only be granted to employees of the Company whereas non-qualified stock options may be granted to non-employees, directors and consultants. In November 1999, the Board of Directors approved amendments to the 1997 Plan whereby the aggregate number of shares of common stock for which options may be granted under the 1997 Plan was increased to 1,235,000. Each option, once vested, allows the optionee the right to purchase one share of the Company's Common Stock. The Board of Directors determines the exercise price of the options; options granted to date generally vest ratably over three years and expire five years from the date of grant.

         Stock option activity can be summarized as follows:

                                                               OPTIONS OUTSTANDING
                                                               -------------------
                                                                          WEIGHTED
                                                                          AVERAGE
                                                 OPTIONS                  EXERCISE
                                                AVAILABLE      SHARES       PRICE
Balance at January 1, 1998                         41,410       358,590      0.063
  Authorized                                      915,000
  Granted at $1.00 per share                     (289,500)      289,500      1.000
  Granted at $0.001 per share                     (19,690)       19,690      0.001
  Options exercised at $0.001 per share                --       (64,680)     0.001
  Options forfeited                               160,700      (160,700)     1.000
                                                 --------      --------   --------
Balance at December 31, 1998                      807,920       442,400      0.780
  Granted at $2.75 per share                     (637,999)      637,999      2.750
  Granted at $1.00 per share                      (20,000)       20,000      1.000
  Options exercised at $0.001 per share                --       (20,000)     0.001
  Options forfeited                               120,000      (120,000)     1.000
                                                 --------      --------   --------
Balance at December 31, 1999                      269,921       960,399   $  2.039
                                                 ========      ========   ========

         The Company applied Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations in accounting for its Plan and other stock-based compensation issued to employees. Compensation expense equal to the difference between the assumed fair value of the Company's Common Stock at the grant date and the exercise price of

MESSAGECLICK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


         the options, if any, is recognized ratably over the vesting period. Options outstanding at December 31, 1999 have a weighted average remaining contractual life of 4.18 years.

         During the years ended December 31, 1998 and 1997, the Company granted consultants options to purchase 19,690 and 142,390 shares of Common Stock respectively, at an exercise price of $0.001 per share. The Company has recorded the estimated fair value of the options on the date of grant, in the amount of $19,690 and $142,390, respectively as compensation expense.

         Had compensation cost of options grants to employees been determined based upon the fair value at the date of grant for awards under the Plan consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock Based Compensation," ("SFAS 123"), the Company's net loss for the years ended December 31, 1999 and 1998 would have increased by approximately $93,000 and $18,000 respectively.

         The fair value of the options granted to employees during the years ended December 31, 1999 and 1998 have been determined on the date of respective grant using the Black-Scholes option-pricing model assuming
         (a) no dividend yield, (b) a risk free interest rate of 4.78% to 5.45%, (c) no forfeitures, and (d) an expected life of five years. As permitted under the minimum value method prescribed in SFAS 123, no factor for volatility has been reflected in the option pricing calculation.

7.       COMMITMENTS AND CONTINGENCIES

         LEASES
         The Company has entered into noncancellable operative leases primarily for office space and equipment with initial or remaining terms in excess of one year. Rent expense for the years ended December 31, 1999 and 1998 were approximately $77,000 and $36,000, respectively.

         Commencing December 31, 1999, the Company entered a new lease for office space in New York City. As a result, annual rental costs will increase by approximately $290,000. This lease expires in June 2004.

         In August 1997, the Company entered into a capital lease for furniture and fixtures. The lease is payable in 36 equal monthly installments of approximately $688 through August 2000.

         Future minimum lease payments by year under operating and capital leases with initial or remaining terms of one year or more consists of the following:

         YEAR                                      OPERATING          CAPITAL
         2000                                      $  341,852         $5,080
         2001                                         328,629             --
         2002                                         327,480             --
         2003                                         327,480             --
         2004 and thereafter                          163,740             --
                                                   ----------         ------
           Total minimum lease payments            $1,489,181          5,080
                                                   ==========
         Less: amount representing interest                             (888)
                                                                      ------
         Current portion of capital leases
           obligations                                                $4,192
                                                                      ======

MESSAGECLICK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
-------------------------------------------------------------------------------

         EMPLOYMENT AGREEMENT
         Effective January 2000, the Company entered into a three-year employment agreement with one of its officers. Under the terms of the agreement, the Company is committed to pay aggregate minimum salaries of $525,000. In addition, the Company granted the officer both incentive and non-qualified options to purchase an aggregate of 411,499 shares of common stock at an exercise price of $2.75. In January 2000, the Company will record unearned compensation based upon the difference between the fair value of the Company's common stock and the strike price of the options. Such amount will be amortized to compensation expense over the vesting period of the options.

8.       SUBSEQUENT EVENTS (UNAUDITED)

         In March 2000, the Company completed a private placement of 694,445 shares of Series D convertible preferred stock, and warrants to purchase 231,482 shares of the Company's common stock, raising gross proceeds of $5 million. The warrants are exercisable at a price of $.01 per share and expire in March 2005.

         From January to March 2000, the Company granted its employees incentive stock options to purchase an aggregate of 108,500 shares of its common stock at an exercise price of $2.75 per share. As a result, the Company will record unearned compensation based upon the difference between the fair value of the Company's common stock and the strike price of the options. Such amount will be amortized to compensation expense over the vesting period of the options.

         On November 22, 2000, the Company was acquired by a subsidiary of Verso Technologies, Inc. ("Verso"). Total consideration consisted of an aggregate of 1,191,341 shares of Verso's common stock, cash consideration in an aggregate amount of $5,000 and warrants to purchase an aggregate of 177,901 shares of Verso's common stock. In addition, holders of the Company's common stock may receive an aggregate of $3,000,000 payable in Verso common stock if the Company achieves certain revenue levels for the calendar year ending December 31, 2001.

                               MESSAGECLICK, INC
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)


                                                                 SEPTEMBER 30, 2000           DECEMBER 31, 1999*
                                                                 ------------------           ------------------

ASSETS:
Current assets:
     Cash                                                           $    583,442                 $    981,195
     Accounts receivable, net                                            268,937                      206,392
     Other current assets                                                 68,245                      331,343
                                                                    ------------                 ------------

        Total current assets                                             920,624                    1,518,930

Furniture and equipment, net                                           4,223,426                    3,671,459
Intangibles, net                                                         711,777                      521,360

                                                                    ------------                 ------------

          Total assets                                              $  5,855,827                 $  5,711,749
                                                                    ============                 ============

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
     Convertible subordinated debentures                            $    763,633                 $         --
     Accounts payable                                                  6,332,969                    3,207,979
     Accrued compensation                                                 62,247                           --
     Accrued expenses                                                     79,564                      569,107
     Unearned revenue                                                     41,981                           --
                                                                    ------------                 ------------

        Total current liabilities                                      7,280,394                    3,777,086

Long-term debt
                                                                    ------------                 ------------

        Total liabilities                                              7,280,394                    3,777,086

Shareholders' equity:
     Common stock                                                         30,847                       30,847
     Preferred stock                                                      84,426                       52,481
     Additional paid-in capital                                       18,420,194                   12,213,250
     Accumulated deficit                                             (19,960,034)                 (10,361,915)
                                                                    ------------                 ------------

        Total shareholders' equity                                    (1,424,567)                   1,934,663

          Total liabilities and shareholders' equity                $  5,855,827                 $  5,711,749
                                                                    ============                 ============

----------------------
* Derived from audited financial statements at F-4.

See accompanying notes to condensed consolidated financial statements
(unaudited).

                               MESSAGECLICK, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                        NINE MONTHS ENDED SEPTEMBER 30,
                                                   ---------------------------------------
                                                      2000                        1999
                                                   -----------                 -----------

Revenue                                            $ 1,663,089                 $ 1,278,077

Cost of revenue                                      2,233,949                   1,546,650

                                                   -----------                 -----------
    Gross profit                                      (570,860)                   (268,573)

Operating expenses:

  Sales, general and administrative                  7,818,041                   3,286,220
  Depreciation                                         910,859                     288,732
  Amortization of intangibles                          292,831                      22,584

                                                   -----------                 -----------
    Total operating expenses                         9,021,731                   3,597,536

                                                   -----------                 -----------
  Operating loss                                    (9,592,590)                 (3,866,109)

Interest income, net                                    (5,529)                    (71,400)

                                                   -----------                 -----------
  Loss before income taxes                          (9,598,120)                 (3,937,509)

Income taxes                                                --                          --

                                                   -----------                 -----------

  Net loss                                         $(9,598,120)                $(3,937,509)
                                                   ===========                 ===========


See accompanying notes to condensed consolidated financial statements
(unaudited).

                               MESSAGECLICK, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)



                                                                    NINE MONTHS ENDED SEPTEMBER 30,
                                                                    -------------------------------
                                                                        2000             1999
                                                                    -----------       -----------
Cash flows from operating activities:
     Net loss                                                       $(9,598,120)      $(3,937,509)
     Adjustment to reconcile net loss to cash used by
       operating activities:
         Depreciation and amortization                                1,342,304           449,930
         Change in operating assets and liabilities:
            Accounts receivable                                         (62,545)         (428,742)
            Other current assets                                        263,098          (254,822)
            Accounts payable                                          3,129,182         1,222,676
            Accrued expenses                                           (431,487)          623,836
            Unearned revenue                                             41,981                --
                                                                    -----------       -----------

            Net cash used by operating activities                    (5,315,587)       (2,324,631)
                                                                    -----------       -----------

Cash flow from investing activities:
     Capital expenditures                                            (2,084,688)       (2,967,105)
                                                                    -----------       -----------

            Net cash used by investing activities                    (2,084,688)       (2,967,105)
                                                                    -----------       -----------

Cash flow from financing activities:
     Convertible subordinated debentures                                763,633                --
     Net proceeds from issuance of convertible preferred stock        6,238,889         8,876,128
                                                                    -----------       -----------

            Net cash provided by financing activities                 7,002,522         8,876,128
                                                                    -----------       -----------

Net increase (decrease) in cash and cash equivalents                   (397,753)        3,584,392
     Cash and cash equivalents, at beginning of period                  981,195            28,123
                                                                    -----------       -----------

     Cash and cash equivalents, end of period                       $   583,442       $ 3,612,515
                                                                    ===========       ===========

Cash paid for:
     Interest                                                            24,657             1,120
     Taxes                                                                4,310             1,799

See accompanying notes to condensed consolidated financial statements
(unaudited).

                               MESSAGECLICK, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000
                                   (UNAUDITED)


1.       ORGANIZATION

         MessageClick, Inc. (formerly known as .comFax, Inc.) (the "Company"), was organized in the state of Delaware on December 19, 1996 and began operations in January 1997. The Company is an Internet Service Provider devoted specifically to outsource unified messaging solutions (UMS) integrating voice mail, faxes and e-mail to a wide range providers and corporations.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION
         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Victory Fax Communications, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

         FIXED ASSETS
         Fixed assets are stated at cost. Depreciation is provided on a straight-line basis over three to seven years depending on the estimated useful lives of the respective assets.

         SOFTWARE LICENSE FEES
         Software license fees represent prepayments made for the licensing of software and are stated at cost, less accumulated amortization. Amortization is calculated using the straight-line method over the shorter of the license agreement or its estimated useful life, generally 5 years.

         REVENUE RECOGNITION
         The Company recognizes revenue when the related services are rendered and collection is probable.

3.       CONVERTIBLE DEBENTURES

         The Company entered into agreements with several investors to issue $752,422 of its 8% Convertible Debentures in July and August 2000. These Convertible Debentures were repaid, including interest by issuance of 214,582 shares of Verso Technologies, Inc. ("Verso") common stock on November 22, 2000 (See note 5).

4.       EQUITY TRANSACTIONS

         In March 2000, the Company completed a private placement of 694,445 shares of Series D convertible preferred stock, and warrants to purchase 231,482 shares of the Company's common stock, raising gross proceeds of $5 million. The warrants are exercisable at a price of $.01 per share and expire in March 2005.

         In September 2000, the Company completed a private placement of 2,500,000 shares of Series E convertible preferred stock, raising gross proceeds of $1.5 million. The private placement was with Verso (See note 5).

5.       SUBSEQUENT EVENT

         On November 22, 2000, the Company was acquired by a subsidiary of Verso. Total consideration consisted of an aggregate of 1,191,341 shares of Verso's common stock, cash consideration in an aggregate amount of $5,000 and warrants to purchase an aggregate of 177,901 shares of Verso's common stock. Verso also issued 214,582 shares of its common stock to the holders of the Company's convertible subordinated debentures in satisfaction of the amounts outstanding. In addition, holders of the Company's common stock may receive an aggregate of $3,000,000 payable in Verso common stock if the Company achieves certain revenue levels for the calendar year ending December 31, 2001.

                         PRO FORMA FINANCIAL INFORMATION

INTRODUCTION

         The following unaudited pro forma condensed consolidated financial statements give effect to the merger of a second-tier wholly-owned subsidiary of Verso Technologies, Inc. ("Verso") with and into MessageClick, Inc. ("MessageClick") and the related issuance to certain investors of Verso's 7.5% Convertible Debentures in the aggregate principal amount of $4,500,000 (the Convertible Debentures").

         The unaudited pro forma condensed consolidated balance sheet presents the financial position of Verso at September 30, 2000 giving effect to the merger and issuance of the Convertible Debentures as if they had occurred on such date. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2000 and for the year ended December 31, 1999 gives effect to the merger and the issuance of the Convertible Debentures as if they had occurred at the beginning of each period, respectively.

         The unaudited pro forma financial information is presented for information purposes only and it is not necessarily indicative of the financial position and results of operations that would have been achieved had the merger and issuance of the Convertible Debentures been completed as of the dates indicated and is not necessarily indicative of Verso's future financial position or results of operations.

         The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Verso and MessageClick, including the related notes thereto.

                            VERSO TECHNOLOGIES, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000


                                                                   HISTORICAL
                                                        ---------------------------------         PRO FORMA
                                                          VERSO (A)      MESSAGECLICK (B)        ADJUSTMENTS         PRO FORMA
                                                        -------------    ----------------     ----------------    -------------
ASSETS:
Current assets:
    Cash                                                $  21,215,184     $    583,442        $  4,500,000 (c)    $  26,243,626
                                                                                                    (5,000)(d)
                                                                                                   (50,000)(c)
    Accounts receivable, net                               19,948,095          268,937                               20,217,032
    Inventories, principally finished goods                 1,056,055                                                 1,056,055
    Other current assets                                    4,611,107           68,245              50,000 (c)        3,229,352
                                                                                                (1,500,000)(d)
    Net assets of discontinued operations                  15,219,763               --                               15,219,763
                                                        -------------     ------------        ------------        -------------

      Total current assets                                 62,050,204          920,624           2,995,000           65,965,828

Furniture and equipment, net                                9,286,539        4,223,426          (1,750,000)(d)       11,759,965
Intangibles, net                                          122,095,258          711,777           8,808,911 (d)      130,904,169
                                                                                                  (711,777)(d)
                                                        -------------     ------------        ------------        -------------

        Total assets                                    $ 193,432,001     $  5,855,827        $  9,342,134        $ 208,629,962
                                                        =============     ============        ============        =============

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
    Line of credit                                      $   4,950,597     $         --                            $   4,950,597
    Convertible subordinated debentures,
      net of discount                                       3,513,867          763,633            (763,633)(d)        6,637,754
                                                                                                 3,123,887 (c)
    Accounts payable                                       20,550,700        6,332,969                               26,883,669
    Accrued compensation                                    2,824,071           62,247                                2,886,318
    Accrued expenses                                        5,700,243           79,564             637,406 (d)        6,417,213
    Unearned revenue and customer deposits                  3,666,112           41,981                                3,708,093
    Current portion of long-term debt                         479,204                                                   479,204
                                                        -------------     ------------        ------------        -------------

      Total current liabilities                            41,684,794        7,280,394           2,997,660           51,962,848

Long-term debt                                                 40,912                                                    40,912
                                                        -------------     ------------        ------------        -------------

      Total liabilities                                    41,725,706        7,280,394           2,997,660           52,003,760

Shareholders' equity:
    Common stock                                              481,647           30,847             (30,847)(e)          495,706
                                                                                                    14,059 (d)
    Preferred stock                                                             84,426             (84,426)(e)               --
    Additional paid-in capital                            245,361,064       18,420,194         (18,420,194)(e)      250,266,912
                                                                                                 1,376,113 (c)
                                                                                                 3,529,735 (d)
    Accumulated deficit                                   (87,251,407)     (19,960,034)         19,960,034 (e)      (87,251,407)
    Deferred compensation                                  (6,885,009)                                               (6,885,009)
                                                        -------------     ------------        ------------        -------------

      Total shareholders' equity                          151,706,295       (1,424,567)          6,344,474          156,626,202

        Total liabilities and shareholders' equity      $ 193,432,001     $  5,855,827        $  9,342,134        $ 208,629,962
                                                        =============     ============        ============        =============

See accompanying notes to the Pro Forma Condensed Consolidated Financial Statements (unaudited).

                            VERSO TECHNOLOGIES, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000




                                                                    HISTORICAL
                                                          -------------------------------       PRO FORMA
                                                           VERSO (F)     MESSAGECLICK (G)      ADJUSTMENTS           PRO FORMA
                                                          ------------   ----------------      ------------         ------------
Revenue                                                   $ 51,872,879     $  1,663,089                             $ 53,535,968

Cost of revenue                                             42,216,952        2,233,949                               44,450,901
                                                          ------------     ------------         ------------        ------------
    Gross profit                                             9,655,927         (570,860)                  --           9,085,067

Operating expenses:

  Sales, general and administrative                         27,636,082        7,818,041                               35,454,123
  Depreciation                                               1,185,109          910,859             (320,000)(h)       1,775,968
  Amortization of intangibles                                1,053,270          292,831              889,505 (i)       1,942,775
                                                                                                    (292,831)(i)
  Loss on asset abandonment                                  1,218,343                                                 1,218,343
  Reorganization costs                                       1,500,000                                                 1,500,000
                                                          ------------     ------------         ------------        ------------
    Total operating expenses                                32,592,804        9,021,731              276,674          41,891,209

                                                          ------------     ------------         ------------        ------------
  Operating loss from continuing operations                (22,936,877)      (9,592,591)            (276,674)        (32,806,142)

Interest expense, net                                         (833,113)          (5,529)            (467,042)(j)      (1,305,684)

  Loss from continuing operations
    before income taxes                                   ------------     ------------         ------------        ------------
                                                           (23,769,990)      (9,598,120)            (743,716)        (34,111,826)

Income taxes                                                        --                                                        --
                                                          ------------     ------------         ------------        ------------

  Loss from continuing operations                         $(23,769,990)    $ (9,598,120)        $   (743,716)       $(34,111,826)
                                                          ============     ============         ============        ============

Net loss from continuing operations per common share
                       - basic and diluted:               $      (0.94)                                             $      (1.28)
                                                          ============                                              ============

Weighted average shares outstanding
                       - basic and diluted                  25,282,722                                                26,688,645
                                                          ============                                              ============

See accompanying notes to the Pro Forma Condensed Consolidated Financial Statements (unaudited).

                            VERSO TECHNOLOGIES, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999


                                                                    HISTORICAL
                                                        -------------------------------         PRO FORMA
                                                          VERSO (F)     MESSAGECLICK (G)       ADJUSTMENTS          PRO FORMA
                                                        ------------   ----------------        ------------        ------------
Revenue                                                 $ 61,684,652     $  1,587,549                              $ 63,272,201

Cost of revenue                                           41,708,579        2,328,153                                44,036,732

                                                        ------------     ------------          ------------        ------------
    Gross profit                                          19,976,073         (740,604)                   --          19,235,469

Operating expenses:

  Sales, general and administrative                       23,027,594        5,818,601                                28,846,195
  Depreciation                                               687,694          494,067               (44,000)(h)       1,137,761
  Amortization of intangibles                              1,403,766          105,840             1,326,000 (i)       2,729,766
                                                                                                   (105,840)(i)
  Reorganization costs                                       462,000                                                    462,000
  Transaction costs                                          251,078                                                    251,078
                                                        ------------     ------------          ------------        ------------
    Total operating expenses                              25,832,132        6,418,508             1,176,160          33,426,800

                                                        ------------     ------------          ------------        ------------
  Operating loss from continuing operations               (5,856,059)      (7,159,112)           (1,176,160)        (14,191,331)

Interest expense, net                                       (183,172)          98,520              (622,723)(j)        (707,375)

  Loss from continuing operations
    before income taxes                                 ------------     ------------          ------------        -------------
                                                          (6,039,231)      (7,060,592)           (1,798,883)        (14,898,706)

Income tax benefit                                          (154,773)                                                  (154,773)
                                                        ------------     ------------          ------------        ------------

  Loss from continuing operations                       $ (5,884,458)    $ (7,060,592)         $ (1,798,883)       $(14,743,933)
                                                        ============     ============          ============        ============

Net loss from continuing operations per common share
                       - basic and diluted:             $      (0.25)                                              $      (0.59)
                                                        ============                                               ============

Weighted average shares outstanding
                       - basic and diluted                23,728,262                                                 25,134,185
                                                        ============                                               ============


See accompanying notes to the Pro Forma Condensed Consolidated Financial Statements (unaudited).

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



(a) Reflects the historical financial position of Verso at September 30, 2000.

(b) Reflects the historical financial position of MessageClick at September 30, 2000.

(c) Reflects the issuance of Verso's 7.5% Convertible Debentures as follows:

                  Proceeds from issuance of 7.5% Convertible Debentures                  $ 4,500,000

                  Fair value of warrants to purchase 1,000,000
                  shares of Verso Common Stock issued in conjunction with the
                  7.5% Convertible Debentures                                             (1,376,113)
                                                                                         -----------
                  Discounted value of 7.5% Convertible Debentures                        $ 3,123,887
                                                                                         ===========
                  Related transaction costs                                              $    50,000
                                                                                         ===========

         The fair value of the warrants issued was determined using the Black-Scholes option-pricing model and was based on the following weighted-average assumptions: expected volatility - 88%; expected life
         - five years; risk-free interest rate - 5.5%; and expected dividend yield - 0%.

(d) Represents the preliminary valuation of intangible assets resulting from the allocation of the $4.2 million purchase price, including transaction costs, over the fair value of the net assets acquired. The purchase price reflects:

         - $2,747,530 related to the issuance of 1,191,341 shares of Verso common stock;

         -        Cash consideration of $5,000;

         - $301,384 related to the issuance of warrants to purchase 177,901 shares of Verso common stock at an initial purchase price of $4.03 per share. The fair value was determined using the Black-Scholes option-pricing model and was based on the following weighted-average assumptions: expected volatility - 88%; expected life - five years; risk-free interest rate - 5.5%; and expected dividend yield - 0%;

         - $494,880 related to the issuance of 214,582 shares of common stock to refinance certain MessageClick convertible subordinated debentures outstanding in the amount of $763,633;

         -        Fair value of MessageClick net assets acquired totaling
                  $(1,424,567);

         - Verso's previous investment in MessageClick's Series E Preferred Stock totaling $1,500,000;

         - Adjustment of furniture and equipment due to duplicated operations totaling $1,750,000;

         - Adjustment of MessageClick's previously recorded intangible assets totaling $711,777; and

         -        Transaction costs of $637,406.

(e) Reflects the elimination of MessageClick's historical stockholders' equity.

(f) Reflects the historical operating results of Verso for the periods presented.

(g) Reflects the historical operating results of MessageClick for the periods presented.

(h) Reflects the reduction of depreciation expense related to the adjustment of furniture and equipment to fair value for the periods presented.

(i) Reflects the amortization of the intangible assets allocated from the purchase price over an estimated preliminary useful life of three years for the periods presented.

(j) Reflects interest expense on $4.5 million of 7.5% convertible debentures and amortization of related discount and transaction costs for the periods presented.